Exhibit 5.1

Haoxi Health Technology Limited	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/CLE/504385.00002

23 January 2026

Dear Sirs

Haoxi Health Technology Limited (the Company)

We have acted as Cayman Islands legal advisers to the Company in connection with a supplement (the Prospectus Supplement) to the base prospectus (the Prospectus) filed in connection with the Company’s registration statement on Form F-3 (File No. 333-287686), including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Prospectus and the Prospectus Supplement, the Registration Statement) related to the offering and sale of up to US$80,000,000 worth of Class A ordinary shares of par value US$0.0025 each in the capital of the Company (the Shares) pursuant to the terms of the ATM Agreement (as defined below).

This opinion is given in accordance with the terms of the Legal Matters section of the Prospectus Supplement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 5 August 2022 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the sixth amended and restated memorandum and articles of association of the Company adopted by way of special resolution passed by shareholders of the Company on 8 December 2025 (the Memorandum and Articles);

(c)	a certificate of good standing dated 22 January 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Rachel Huang** Janice Chu** Zhao Rong Ooi† Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales † admitted in Singapore ‡ not ordinarily resident in Hong Kong

(d)	a certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate);

(e)	a copy of the written resolutions of all of the directors of the Company dated 8 January 2026 (the Board Resolutions);

(f)	a draft copy of the At-The-Market Issuance Sales Agreement between the Company and Aegis Capital Corp. (the ATM Agreement); and

(g)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Registration Statement, the ATM Agreement and the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Registration Statement and the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(g)	neither the directors and shareholders of the Company have taken or will take any steps to wind up the Company or to appoint a liquidator or restructuring officer of the Company, and no receiver has been or will be appointed over any of the Company’s property or assets;

(h)	the Company will issue the Shares in furtherance of its objects as set out in its Memorandum;

(i)	the Company will have sufficient authorized but unissued share capital to effect the issue of any of the Shares at the time of issuance;

(j)	the Documents have been, or will be, authorised and duly executed and unconditionally delivered by an authorised person for and on behalf of all relevant parties (including the Board) in accordance with all relevant laws;

(k)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under and all documents entered into by such parties in connection with the issuance of the Shares, and the due execution and delivery thereof by each party thereto;

(l)	the ATM Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York and all other relevant laws(the Relevant Law) (other than, with respect to the Company, the laws of the Cayman Islands);

(m)	the choice of the Relevant Law as the governing law of the ATM Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

(n)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Shares and none of the Shares have been offered or issued to residents of the Cayman Islands;

(o)	all necessary corporate action will be taken to authorize and approve any issuance of the Shares and the terms of the offering of such Shares thereof and any other related matters and that the Documents will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(p)	no monies paid to or for the account of any party under the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively);

(q)	upon the issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(r)	the Company is, and after the issuance (where applicable) of the Shares, will be able to pay its liabilities as they fall due; and

(s)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands.

Authorised Share capital

(b)	The authorised share capital of the Company is US$3,250,000 divided into 1,200,000,000 Class A ordinary shares of par value US$0.0025 each and 100,000,000 Class B ordinary shares of par value US$0.0025 each.

Issuance of Shares

(c)	The Shares to be offered and issued by the Company as contemplated by the Registration Statement, when issued by the Company:

(i)	upon payment in full of the consideration as set out in Registration Statement and the Documents;

(ii)	in accordance with the Registration Statement, the Documents, the Board Resolutions and the Memorandum and Articles; and

(iii)	upon the entry of those Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance execution or performance of the Company’s obligations under the Registration Statement or Documents will result in the breach of or infringe any other agreement, deed or document (other than the Company’s Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (the Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

4.4	In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement.

This opinion may be used only in connection with the offer and sale of the Shares and while the Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier